Exhibit 4.1

Final Form

IDERA PHARMACEUTICALS, INC.

CONVERTIBLE UNSECURED PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAW.

______________, 2023	Principal Amount: $[●]

FOR VALUE RECEIVED, the undersigned, IDERA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby promises to pay when due to the order of [●] (the “Holder”) the aggregate sum of $[●], together with any accrued and unpaid interest hereon, each as set forth below. This note (the “Note”) is a 12% convertible unsecured promissory note made by the Company in favor of the Holder and is being issued pursuant to that certain Binding Term Sheet, dated as of September 28, 2022 (the “Binding Term Sheet”), by and between Aceragen, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Aceragen”), and Carl Kraus, M.D. in his capacity as representative (in such capacity, “Representative”) of the several former stockholders of Arrevus, Inc. (the “Arrevus Holders”).

WHEREAS, pursuant to the Binding Term Sheet, the Arrevus Holders agreed to defer Aceragen’s obligation to pay the Outstanding Payments to the Arrevus Holders to October 24, 2023, with such deferred obligation to be memorialized pursuant to this Note.

NOW THEREFORE, in consideration of good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, the Company and Holder hereby agree as follows:

ARTICLE I

PAYMENT OF PRINCIPAL

1.1              Binding Term Sheet.  This Note is issued pursuant to the terms of the Binding Term Sheet, the terms and provisions of which are hereby incorporated herein by reference and made a part hereof.  Capitalized terms used in this Note but not otherwise defined in this Note shall have the meanings set forth in the Binding Term Sheet.  This Note is one of a series of similar convertible unsecured promissory notes having an aggregate value of $6,300,000 being issued on the date hereof pursuant to the Binding Term Sheet (collectively, the “Arrevus Notes”). The Company shall maintain a ledger of all holders of Arrevus Notes.

1.2              Form. All payments of interest and principal on this Note shall be paid in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Company. Payment shall be credited first to reasonable and documented out-of-pocket costs and expenses incurred by the Holder in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses and all court costs, if any, then to accrued interest and any remainder applied to principal. All payments of principal and interest on this Note shall be made in such manner that each such amount is paid pro rata among all outstanding Arrevus Notes issued pursuant to the Binding Term Sheet in proportion to the outstanding principal amount of each such Arrevus Note.

1.3              Maturity. Unless the Note has been converted in full in accordance with the terms of Section 4 below or repaid in accordance with the terms of Section 7.1 below, the entire outstanding principal balance of the Note and all unpaid accrued interest shall become fully due and payable in full (i) at any time on or after October 24, 2023, or (ii) upon the occurrence of an Event of Default (as defined herein) (the “Maturity Date”). The payment of principal will be payable to the account designated by the Holder. If the Maturity Date is not a business day, payment shall be made on the next succeeding business day, and no additional interest shall accrue thereon.

ARTICLE II

PAYMENT OF INTEREST

2.1              Payment of Interest. Simple interest on the Note will accrue at the rate of 12% per annum beginning on April 1, 2023 and payable quarterly until the principal thereof is paid in full or converted; provided, however, that during the period, if any, that an Event of Default has occurred and is continuing, interest shall accrue on any outstanding principal amount of this Note at a rate equal to 2.0% per annum over the then applicable interest rate hereunder. All interest that accrues on this Note while an Event of Default has occurred and is continuing shall be payable in cash upon demand.

2.2              Calculation of Interest. Interest on the Note will be computed on the basis of the actual number of days elapsed over a three hundred sixty-five (365)-day year until paid in full. If the date on which such interest is paid is not a business day, payment shall instead be made on the next succeeding business day, and no additional interest shall accrue thereon.

ARTICLE III

ACCREDITED INVESTOR STATUS

3.1              Accredited Investor Status. By its signature below, Holder hereby represents and warrants to the Company that Holder is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, and has delivered to the Company on or prior to the date hereof a signed and completed Accredited Investor Questionnaire (the “AI Questionnaire”) evidencing that such Holder is an accredited investor.

ARTICLE IV

CONVERSION

4.1              Conversion Right. From and only after the date that the Company receives the requisite approval from its stockholders to increase its shares of authorized common stock and the issuance of Common Stock (as defined below) under the Arrevus Notes (the “Stockholder Approval”), and on or before the earlier of the Maturity Date and such time as all principal owing under the Note is paid in full and no obligation remains outstanding pursuant to the Note, the Holder shall have the right, at such Holder’s option and subject to the conditions herein, to convert all or any portion of the unpaid principal under the Note into a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), equal to (x) all or any such portion of the then outstanding and unpaid principal under the Note divided by (y) the Conversion Price (as defined below); provided, however, that, in the event of any Change in Control or recapitalization of the Company, the Holder shall have the right, at such Holder’s option, to convert the unpaid principal under the Note into equity securities of any successor entity or any direct or indirect holding company issued in exchange for the Common Stock in conjunction with such Change in Control or recapitalization, which equity securities shall provide for the same economic rights and benefits, and be subject to substantially the same terms and conditions, as the Common Stock; provided further, however, that, upon such conversion, the Holder shall execute any agreement or written instrument to which the holders of Common Stock are party or which such holders have executed, in each case, in their capacity as holders of Common Stock. All accrued and unpaid interest under the Note as of the effective time of a conversion pursuant to this Section 4.1 shall become due and payable in full upon such conversion to an account designated by the Holder.

4.2              Manner of Exercise of Conversion Rights. To exercise such conversion right, the Holder shall execute and deliver a notice (a “Conversion Notice”) to the Company, surrender to the Company this Note at the principal office of the Company, and deliver to the Company a signed and completed and, if applicable, updated AI Questionnaire and any other documentation reasonably required by the Company. The Conversion Notice shall not be delivered prior to the date of the Stockholder Approval, and any Conversion Notice delivered prior to such date shall be deemed null and void. The Company shall, not later than three business days following satisfaction of the items set forth in the preceding sentence, issue the Common Stock (or other equity securities as described in Section 4.1 above) of the Company to which the Holder is entitled for such conversion and deliver evidence thereof. To the extent the Holder does not so deliver such AI Questionnaire or such other documentation reasonably required by the Company, the Conversion Notice shall be deemed null and void.

4.3              Registration Rights. Promptly following any conversion of the Arrevus Notes and the issuance of Common Stock in connection therewith, the Company shall grant such stockholders with customary registrations rights, to be evidenced by a Registration Rights Agreement by and between the applicable Holders and the Company.

4.4              Certain Definitions.

a.                   “Change in Control” shall mean (i) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company; or (iii) other than as the result of the issuance of shares of Common Stock to directors, employees, consultants or advisors of the Company, any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the board of directors; provided, however, that a Change of Control shall not include (i) any transaction or series of transactions undertaken principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted, or a combination thereof occurs, and (ii) the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 28, 2022, by and among the Company, Aceragen, Bell Merger Sub I, Inc. and Bell Merger Sub II, LLC.

b.                  “Conversion Price” means the VWAP (as defined below) on the applicable Trading Market (as defined below) for the 15 consecutive trading days ending on the date prior to the date a Conversion Notice is sent by the Holder.

c.                   “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

d.                  “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Arrevus Notes then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

ARTICLE V

COVENANTS

5.1              Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Note in accordance with the terms of the Note and the Binding Term Sheet.

5.2              Further Instruments and Acts. The Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Note.

5.3              Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Note as contemplated herein, wherever enacted, now or at any time. The Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VI

EVENTS OF DEFAULT

6.1              Events of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of Representative and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii), (iii) or (iv) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable and the Holder may demand payment of the same without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.2              The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)                             The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable (provided, however, that for the avoidance of doubt there shall be no Event of Default for failure to timely pay any of the principal amount due under this Note if the Holder elects to convert the entire principal amount due under this Note pursuant to the conversion right set forth in Section 4.1 above);

(ii)                            The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii)                         An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 90 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company); or

(iv)                           The Company’s board of directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

6.3              Notice of Events of Default. The Company shall deliver to the Holder as soon as possible, and in any event within five (5) days after the Company becomes aware of the occurrence of any Event of Default, a written notice setting forth the details of such Event of Default or Default, its status and the action that the Company proposes to take with respect thereto.

ARTICLE VII

MISCELLANEOUS

7.1              Prepayment. The Company may prepay the Note prior to the Maturity Date (including any extensions thereto pursuant to Section 1.3) at any time without premium or penalty, provided that any such prepayment shall be made in such manner that each such amount is paid pro rata among all outstanding Arrevus Notes issued pursuant to the Binding Term Sheet in proportion to the outstanding principal amount of each such Arrevus Note; and provided further that the Company shall give the Holder at least ten (10) business days prior written notice of the proposed effective date of any such prepayment, and upon receipt of such notice the Holder shall have five (5) business days to elect in writing to exercise the conversion right set forth in Section 4.1 above.

7.2              Notice. Any notice herein required or permitted to be given shall be in writing and delivered, in the case of the Company, to 15 TW Alexander Drive, Suite 418, Research Triangle Park, NC 27709 attn: John Taylor, and in the case of the Holder, to 8215 Cushing Street, Raleigh, NC 27613 attn: Carl Kraus, M.D.

7.3              Amendment Provision. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

7.4              Assignability and Transferability. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. Prior to the Maturity Date, the Holder shall not assign this Note without the prior written consent of the Company. The Company shall not assign this Note without the prior written consent of the Holder.

7.5              Governing Law; Venue. This Note and any claim, controversy or other dispute hereunder or in connection herewith (whether by contract, statute, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE.

7.6              Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, the Company shall execute and deliver a Note, in the form hereof, in such denominations as the Holder may request.

7.7              No Set-Off. All payments made by the Company under this Note shall be without set-off or counterclaim.

7.8              Waivers of the Company. Except as specifically set forth in this Note, the Company hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

7.9              Remedies Not Waived. No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights under this Note shall operate as a waiver of any right of the Holder under this Note.

7.10          Severability. If any term or provision of the Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby

7.11          Recitals. The foregoing recitals are true and correct and are incorporated herein by reference

7.12          Entire Agreement. This Note, together with the Binding Term Sheet, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. In the event of any conflict or inconsistency between the provisions of this Note and the provisions of the Binding Term Sheet, the provisions of this Note shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of the date first written above.

COMPANY

IDERA PHARMACEUTICALS, INC.

By:
Name:
Title:

Acknowledged and agreed:

[HOLDER]

By:
Name:
Title:

[Signature page to convertible Unsecured promissory note]